PRESS RELEASE

SEACOR HOLDINGS ANNOUNCES RESULTS FOR ITS
SECOND QUARTER ENDED JUNE 30, 2014

Fort Lauderdale, Florida
July 31, 2014

FOR IMMEDIATE RELEASE - SEACOR Holdings Inc. (NYSE:CKH) (the "Company") today announced its results for its second quarter ended June 30, 2014.
For the quarter ended June 30, 2014, net income attributable to SEACOR Holdings Inc. was $21.1 million, or $0.98 per diluted share. For the six months ended June 30, 2014, net income attributable to SEACOR Holdings Inc. was $32.6 million, or $1.58 per diluted share.
For the preceding quarter ended March 31, 2014, the Company reported net income attributable to SEACOR Holdings Inc. of $11.5 million, or $0.56 per diluted share. A comparison of results for the quarter ended June 30, 2014 with the preceding quarter ended March 31, 2014 is included in the "Highlights for the Quarter" discussion below.
For the quarter ended June 30, 2013, net income attributable to SEACOR Holdings Inc. was $19.3 million, or $0.91 per diluted share. For the six months ended June 30, 2013, net loss attributable to SEACOR Holdings Inc. was $1.7 million, or $0.09 per diluted share, including income from continuing operations of $8.5 million, or $0.42 per diluted share.
Highlights for the Quarter
Offshore Marine Services - Operating revenues for the second quarter were $138.2 million compared with $129.0 million in the preceding quarter. Operating income in the second quarter was $18.1 million compared with $11.2 million in the preceding quarter, including gains on asset dispositions of $3.5 million in the second quarter and $7.7 million in the preceding quarter. This release includes a table presenting time charter operating data by vessel class.
In the U.S. Gulf of Mexico, operating revenues were $11.5 million higher in the second quarter. Time charter revenues for the Company’s liftboat fleet were $7.1 million higher, primarily due to the seasonal improvement in utilization. During the second quarter, the number of out-of-service days attributable to the drydocking of liftboats was 101 compared with 349 in the preceding quarter, overall utilization was 80.2% compared with 60.2% in the preceding quarter, and average day rates increased from $22,219 per day to $23,017 per day. Time charter revenues for anchor handling towing supply vessels increased by $7.2 million, primarily due to increased utilization in support of platform supply activities and reduced drydocking activity. Time charter revenues for all other vessel classes were $3.5 million lower, primarily due to vessel dispositions and increased drydocking activity. On a total fleet basis, fleet utilization was 77.4% compared with 70.6% in the preceding quarter and average day rates increased from $17,010 per day to $19,736 per day.  As of June 30, 2014, the Company had two vessels cold-stacked in the U.S. Gulf of Mexico.
In international regions, operating revenues were $2.3 million lower in the second quarter. Time charter revenues were $1.8 million lower, primarily due to the repositioning of three vessels into the U.S. Gulf of Mexico and increased drydocking activity partially offset by seasonally stronger market conditions for the Company’s windfarm utility vessels and the commencement of a term charter in Asia. Excluding windfarm utility vessels, fleet utilization was 82.4% compared with 86.8% in the preceding quarter and average day rates decreased from $12,561 per day to $12,455 per day.

Administrative and general expenses were $1.7 million lower in the second quarter primarily due to a reduction in the provision for doubtful debts.
During the second quarter, the Company sold four offshore support vessels and other equipment for net proceeds of $50.5 million and gains of $14.5 million, of which $2.5 million was recognized currently and $12.0 million was deferred. In addition, the Company recognized previously deferred gains of $1.0 million. During the preceding quarter, the Company sold five offshore support vessels and other equipment for net proceeds of $10.2 million and gains of $7.7 million.

In the second quarter, the Company received net litigation settlement proceeds of $14.7 million from an equipment supplier relating to the May 2008 mechanical malfunction and fire onboard the SEACOR Sherman, an anchor handling towing supply vessel then under construction.  Upon settlement of the litigation, the Company recognized a gain of $14.7 million included in other income (expense).
Inland River Services - Operating income was $0.4 million on operating revenues of $56.0 million in the second quarter compared with operating income of $7.4 million on operating revenues of $58.0 million in the preceding quarter.
Operating results from the dry-cargo barge pool were $5.4 million lower primarily due to lower rates, a seasonal reduction in activity levels and poor barge fleet logistics as a consequence of difficult operating conditions. Operating results for the 10,000 barrel liquid tank barge fleet were $0.6 million lower primarily due to the cost of U.S. Coast Guard inspections and related repair expenditures. Operating results for the liquid unit tow operation were $0.5 million lower primarily due to costs associated with placing two towboats into operation during the second quarter. Operating results for fleeting operations were $0.9 million lower primarily due to reduced activity as a result of flooding on the upper Mississippi.
During the second quarter, equity losses from 50% or less owned companies of $3.3 million were primarily due to continued intermediary operations following a structural failure of a terminal facility at the Port of Ibicuy, Argentina.
Shipping Services - Operating income was $13.0 million on operating revenues of $53.6 million in the second quarter compared with operating income of $11.8 million on operating revenues of $52.4 million in the preceding quarter.
The increase in operating income was primarily due to an increase in higher yield harbor traffic and lower leased-in equipment costs for harbor towing and bunkering and an improvement in cargo shipping demand for short-sea transportation.
Illinois Corn Processing - Segment profit was $13.5 million on operating revenues of $72.8 million in the second quarter compared with $10.8 million on operating revenues of $58.7 million in the preceding quarter. Operating results in both periods benefited from improved margins as corn prices declined and ethanol prices held firm due to increased export demand and rail delays.
Other - Segment loss was $9.0 million in the second quarter compared with a $3.9 million loss in the preceding quarter. The increase was primarily due to a $5.0 million provision for certain litigation matters related to the Deepwater Horizon oil spill.
Net Income attributable to Noncontrolling Interests in Subsidiaries - During the second quarter, the Company issued a 49% noncontrolling ownership interest in certain Company subsidiaries (“SEA-Vista”) operating its fleet of seven U.S.-flag product tankers used for the U.S. coastwise trade of crude oil, petroleum and specialty chemical products as well as contracts for the construction of three U.S.-flag product tankers for $145.7 million, net of issuance costs.  During the second quarter, the Company's net income attributable to noncontrolling interests in subsidiaries was primarily due to the noncontrolling interests’ proportionate share in the consolidated earnings of Illinois Corn Processing and SEA-Vista.

Share Repurchases - During the quarter ended June 30, 2014, the Company purchased 493,032 shares of its common stock for an aggregate purchase price of $39.2 million. Subsequent to June 30, 2014 and through July 29, 2014, the Company purchased 321,377 shares of its common stock for an aggregate purchase price of $25.4 million. Effective at the close of business on July 31, 2014, the Board of Directors of the Company increased its authorization for repurchases of SEACOR’s common stock for a total authorized expenditure of up to $150.0 million.  The repurchase of securities may be conducted from time to time through open market purchases, privately negotiated transactions or otherwise depending on market conditions.
Capital Commitments - As of June 30, 2014, the Company's unfunded capital commitments were $412.8 million and included: $86.5 million for 13 offshore support vessels; $1.1 million for two inland river tank barges; $4.6 million for four inland river towboats; $230.2 million for three U.S.-flag product tankers; $78.4 million for one U.S.-flag articulated tug-barge; and $12.0 million for other equipment and improvements. These commitments are payable as follows: $99.7 million is payable during the remainder of 2014; $303.8 million is payable during 2015-2016; and $9.3 million is payable during 2017. This release includes a table detailing expected delivery by vessel class.
Liquidity and Debt - As of June 30, 2014, the Company’s balances of cash, cash equivalents, restricted cash, marketable securities, construction reserve funds and Title XI reserve funds totaled $825.9 million and its total outstanding long-term debt was $873.9 million.
* * * * *
SEACOR and its subsidiaries are in the business of owning, operating, investing in and marketing equipment, primarily in the offshore oil and gas, shipping and logistics industries. SEACOR offers customers a diversified suite of services and equipment, including offshore marine, inland river storage and handling, distribution of petroleum, chemical and agricultural commodities, and shipping. SEACOR is dedicated to building innovative, modern, “next generation,” efficient marine equipment while providing highly responsive service with the highest safety standards, and dedicated professional employees. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including decreased demand and loss of revenues as a result of additional safety and certification requirements for drilling activities in the U.S. Gulf of Mexico and delayed approval of applications for such activities, the possibility of U.S. government implemented moratoriums directing operators to cease certain drilling activities in the U.S. Gulf of Mexico and any extension of such moratoriums (the “Moratoriums”), weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels in response to Moratoriums, increased government legislation and regulation of the Company’s businesses could increase cost of operations, increased competition if the Jones Act is repealed, liability, legal fees and costs in connection with the past provision of emergency response services, including the Company’s involvement in response to the oil spill as a result of the sinking of the Deepwater Horizon in April 2010, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, activity in foreign countries and changes in foreign political, military and economic conditions, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Offshore Marine Services and Shipping Services, decreased demand for Shipping Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence of Offshore Marine Services and Shipping Services on several customers, consolidation of the Company's customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Shipping Acts on the amount of foreign ownership of the Company's Common Stock, operational risks of Offshore Marine Services, Inland River Services and Shipping Services, effects of adverse weather conditions and seasonality, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors on Inland River Services' operations, sudden and unexpected changes in commodity prices, futures and options, global weather conditions, political instability, changes in currency exchanges rates, and product availability in agriculture commodity trading and logistics activities, adequacy of insurance coverage, the potential for a material weakness in the Company's internal controls over financial reporting and the Company's ability to remediate such potential material weakness, the attraction and retention of qualified personnel by the Company, and various other matters and factors, many of which are beyond the Company's control as well as those discussed in Item 1A (Risk Factors) of the Company's Annual report on Form 10-K. In addition, these statements constitute the Company's cautionary statements under the Private Securities Litigation Reform Act of 1995. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any).

For additional information, contact Molly Hottinger at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (in thousands, except share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Operating Revenues	$328,224	$315,563	$638,241	$582,627
Costs and Expenses:
Operating	231,906	240,113	450,882	441,026
Administrative and general	34,686	34,718	72,763	70,363
Depreciation and amortization	33,220	33,783	66,612	67,331
	299,812	308,614	590,257	578,720
Gains on Asset Dispositions and Impairments, Net	4,295	12,305	8,973	14,320
Operating Income	32,707	19,254	56,957	18,227
Other Income (Expense):
Interest income	6,030	3,218	10,073	6,385
Interest expense	(10,458)	(7,922)	(21,861)	(20,762)
Marketable security gains, net	731	6,557	5,801	10,552
Derivative gains (losses), net	94	(825)	(143)	(2,932)
Foreign currency gains (losses), net	1,720	(916)	1,521	(4,927)
Other, net	10,213	195	6,558	198
	8,330	307	1,949	(11,486)
Income from Continuing Operations Before Income Tax Expense and Equity in Earnings (Losses) of 50% or Less Owned Companies	41,037	19,561	58,906	6,741
Income Tax Expense	13,000	7,975	19,375	5,322
Income from Continuing Operations Before Equity in Earnings (Losses) of 50% or Less Owned Companies	28,037	11,586	39,531	1,419
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(512)	7,710	1,709	6,841
Income from Continuing Operations	27,525	19,296	41,240	8,260
Loss from Discontinued Operations, Net of Tax	—	—	—	(10,325)
Net Income (Loss)	27,525	19,296	41,240	(2,065)
Net Income (Loss) attributable to Noncontrolling Interests in Subsidiaries	6,458	25	8,664	(348)
Net Income (Loss) attributable to SEACOR Holdings Inc.	$21,067	$19,271	$32,576	$(1,717)

Net Income (Loss) attributable to SEACOR Holdings Inc.:
Continuing operations	$21,067	$19,271	$32,576	$8,508
Discontinued operations	—	—	—	(10,225)
	$21,067	$19,271	$32,576	$(1,717)
Basic Earnings (Loss) Per Common Share of SEACOR Holdings Inc.:
Continuing operations	$1.05	$0.97	$1.62	$0.43
Discontinued operations	—	—	—	(0.52)
	$1.05	$0.97	$1.62	$(0.09)
Diluted Earnings (Loss) Per Common Share of SEACOR Holdings Inc.:
Continuing operations	$0.98	$0.91	$1.58	$0.42
Discontinued operations	—	—	—	(0.51)
	$0.98	$0.91	$1.58	$(0.09)
Weighted Average Common Shares Outstanding:
Basic	19,989,402	19,825,229	20,049,056	19,782,318
Diluted	24,584,494	24,392,312	24,665,869	20,114,904

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data, unaudited)

	Three Months Ended
	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013
Operating Revenues	$328,224	$310,017	$327,861	$336,784	$315,563
Costs and Expenses:
Operating	231,906	218,976	228,305	239,540	240,113
Administrative and general	34,686	38,077	39,522	31,463	34,718
Depreciation and amortization	33,220	33,392	33,684	33,503	33,783
	299,812	290,445	301,511	304,506	308,614
Gains on Asset Dispositions and Impairments, Net	4,295	4,678	3,957	19,230	12,305
Operating Income	32,707	24,250	30,307	51,508	19,254
Other Income (Expense):
Interest income	6,030	4,043	4,802	4,280	3,218
Interest expense	(10,458)	(11,403)	(11,310)	(10,520)	(7,922)
Marketable security gains (losses), net	731	5,070	(3,600)	(1,149)	6,557
Derivative gains (losses), net	94	(237)	(5,088)	(303)	(825)
Foreign currency gains (losses), net	1,720	(199)	(654)	2,230	(916)
Other, net	10,213	(3,655)	(89)	477	195
	8,330	(6,381)	(15,939)	(4,985)	307
Income Before Income Tax Expense and Equity In Earnings (Losses) of 50% or Less Owned Companies	41,037	17,869	14,368	46,523	19,561
Income Tax Expense	13,000	6,375	5,441	15,984	7,975
Income Before Equity in Earnings (Losses) of 50% or Less Owned Companies	28,037	11,494	8,927	30,539	11,586
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(512)	2,221	193	230	7,710
Net Income	27,525	13,715	9,120	30,769	19,296
Net Income attributable to Noncontrolling Interests in Subsidiaries	6,458	2,206	724	478	25
Net Income attributable to SEACOR Holdings Inc.	$21,067	$11,509	$8,396	$30,291	$19,271

Basic Earnings Per Common Share of SEACOR Holdings Inc.	$1.05	$0.57	$0.42	$1.52	$0.97

Diluted Earnings Per Common Share of SEACOR Holdings Inc.	$0.98	$0.56	$0.41	$1.36	$0.91

Weighted Average Common Shares of Outstanding:
Basic	19,989	20,109	20,043	19,965	19,825
Diluted	24,584	20,546	20,530	24,602	24,392
Common Shares Outstanding at Period End	20,144	20,597	20,382	20,332	20,184

SEACOR HOLDINGS INC. SEGMENT INFORMATION (in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013
Offshore Marine Services
Operating Revenues	$138,247	$129,001	$148,371	$156,198	$138,678
Costs and Expenses:
Operating	93,755	94,043	99,320	95,113	97,581
Administrative and general	13,426	15,160	17,085	14,132	14,235
Depreciation and amortization	16,448	16,304	16,207	16,470	16,460
	123,629	125,507	132,612	125,715	128,276
Gains on Asset Dispositions	3,526	7,738	3,087	15,343	7,895
Operating Income	18,144	11,232	18,846	45,826	18,297
Other Income (Expense):
Derivative gains (losses), net	(70)	(61)	(274)	32	175
Foreign currency gains (losses), net	1,322	107	(49)	1,937	(833)
Other, net	14,739	—	(8)	—	11
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	2,244	2,641	2,988	1,527	7,694
Segment Profit(1)	$36,379	$13,919	$21,503	$49,322	$25,344

OIBDA(2)	$34,592	$27,536	$35,053	$62,296	$34,757
Drydocking expenditures (included in operating costs and expenses)	$10,887	$11,080	$11,899	$9,017	$14,804
Out-of-service days for drydockings	575	635	668	635	994

Inland River Services
Operating Revenues	$56,007	$57,959	$65,437	$52,742	$47,357
Costs and Expenses:
Operating	45,047	39,674	42,472	38,473	35,193
Administrative and general	3,835	4,337	4,034	3,431	3,921
Depreciation and amortization	7,564	7,370	7,430	6,869	7,078
	56,446	51,381	53,936	48,773	46,192
Gains on Asset Dispositions	810	853	779	783	4,296
Operating Income	371	7,431	12,280	4,752	5,461
Other Income (Expense):
Foreign currency gains (losses), net	474	(327)	(160)	(89)	219
Other, net	—	(38)	—	—	—
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(3,335)	(412)	(5,320)	80	1
Segment Profit (Loss)(1)	$(2,490)	$6,654	$6,800	$4,743	$5,681

OIBDA(2)	$7,935	$14,801	$19,710	$11,621	$12,539

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013
Shipping Services
Operating Revenues	$53,575	$52,401	$51,405	$48,200	$48,103
Costs and Expenses:
Operating	28,018	26,997	32,900	28,215	29,554
Administrative and general	5,421	5,896	5,639	5,133	6,124
Depreciation and amortization	7,115	7,754	7,754	7,841	7,907
	40,554	40,647	46,293	41,189	43,585
Gains (Losses) on Asset Dispositions	(41)	—	91	3,104	114
Operating Income	12,980	11,754	5,203	10,115	4,632
Other Income (Expense):
Foreign currency gains (losses), net	1	(10)	(5)	6	(8)
Other, net	158	(3,933)	18	540	188
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	1,564	753	376	(1,413)	(403)
Segment Profit(1)	$14,703	$8,564	$5,592	$9,248	$4,409

OIBDA(2)	$20,095	$19,508	$12,957	$17,956	$12,539
Drydocking expenditures for U.S.-flag product tankers (included in operating costs and expenses)	$—	$42	$5,504	$664	$2,884
Out-of-service days for drydockings of U.S.-flag product tankers	—	—	26	5	34

Illinois Corn Processing
Operating Revenues	$72,798	$58,656	$46,875	$52,580	$61,378
Costs and Expenses:
Operating	56,429	47,274	38,812	52,390	59,402
Administrative and general	594	511	465	428	477
Depreciation and amortization	1,010	990	1,330	1,489	1,489
	58,033	48,775	40,607	54,307	61,368
Operating Income (Loss)	14,765	9,881	6,268	(1,727)	10
Other Income (Expense):
Derivative gains (losses), net	(1,519)	718	(3,719)	1,129	473
Other, net	300	193	—	—	—
Segment Profit (Loss)(1)	$13,546	$10,792	$2,549	$(598)	$483

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013
Other
Operating Revenues	$8,437	$12,992	$16,675	$27,881	$20,652
Costs and Expenses:
Operating	9,464	11,936	15,665	26,141	18,960
Administrative and general	3,449	3,111	1,888	1,429	1,323
Depreciation and amortization	82	85	91	92	96
	12,995	15,132	17,644	27,662	20,379
Losses on Asset Dispositions and Impairments, Net	—	(409)	—	—	—
Operating Income (Loss)	(4,558)	(2,549)	(969)	219	273
Other Income (Expense):
Derivative gains (losses), net	1,500	(733)	198	(380)	(450)
Foreign currency gains (losses), net	53	9	(21)	15	(169)
Other, net	(5,013)	175	(39)	(3)	—
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(985)	(761)	2,149	36	418
Segment Profit (Loss)(1)	$(9,003)	$(3,859)	$1,318	$(113)	$72

Corporate and Eliminations
Operating Revenues	$(840)	$(992)	$(902)	$(817)	$(605)
Costs and Expenses:
Operating	(807)	(948)	(864)	(792)	(577)
Administrative and general	7,961	9,062	10,411	6,910	8,638
Depreciation and amortization	1,001	889	872	742	753
	8,155	9,003	10,419	6,860	8,814
Losses on Asset Dispositions and Impairments, Net	—	(3,504)	—	—	—
Operating Loss	$(8,995)	$(13,499)	$(11,321)	$(7,677)	$(9,419)
Other Income (Expense):
Derivative gains (losses), net	$183	$(161)	$(1,293)	$(1,084)	$(1,023)
Foreign currency gains (losses), net	(130)	22	(419)	361	(125)
Other, net	29	(52)	(60)	(60)	(4)
______________________

(1)	Includes amounts attributable to both SEACOR and noncontrolling interests.

(2)
Non-GAAP Financial Measure. The Company, from time to time, discloses and discusses OIBDA, a non-GAAP financial measure, for certain of its operating segments in its public releases and other filings with the Securities and Exchange Commission.  The Company defines OIBDA as operating income (loss) plus depreciation and amortization. The Company's measure of OIBDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate OIBDA differently than the Company, which may limit its usefulness as a comparative measure. In addition, this measurement does not necessarily represent funds available for discretionary use and is not a measure of its ability to fund its cash needs. OIBDA is a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to the Company officers and other shore-based employees; and (iii) to compare to the OIBDA of other companies when evaluating potential acquisitions.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$453,415	$374,790	$527,435	$332,767	$394,783
Restricted cash	14,346	14,490	12,175	20,893	16,776
Marketable securities	33,275	29,522	24,292	25,660	27,264
Receivables:
Trade, net of allowance for doubtful accounts	198,768	203,785	215,768	211,853	188,128
Other	50,571	41,292	48,181	39,774	37,204
Inventories	20,207	24,962	27,615	25,442	22,955
Deferred income taxes	116	116	116	3,530	3,530
Prepaid expenses and other	12,837	8,292	6,701	10,746	11,715
Total current assets	783,535	697,249	862,283	670,665	702,355
Property and Equipment:
Historical cost	2,216,627	2,224,212	2,199,183	2,208,315	2,212,929
Accumulated depreciation	(888,442)	(894,511)	(866,330)	(835,604)	(806,672)
	1,328,185	1,329,701	1,332,853	1,372,711	1,406,257
Construction in progress	297,523	325,529	143,482	129,481	133,985
Net property and equipment	1,625,708	1,655,230	1,476,335	1,502,192	1,540,242
Investments, at Equity, and Advances to 50% or Less Owned Companies	484,164	456,446	440,853	365,891	293,793
Construction Reserve Funds & Title XI Reserve Funds	324,856	264,339	261,739	229,021	150,375
Goodwill	18,012	17,963	17,985	17,978	17,978
Intangible Assets, Net	10,754	11,567	12,423	13,583	14,594
Other Assets	48,964	42,241	44,615	52,394	48,996
	$3,295,993	$3,145,035	$3,116,233	$2,851,724	$2,768,333

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$43,557	$49,171	$45,323	$26,973	$25,109
Accounts payable and accrued expenses	87,235	83,296	85,477	73,063	73,185
Other current liabilities	119,501	132,190	123,619	124,788	122,434
Total current liabilities	250,293	264,657	254,419	224,824	220,728
Long-Term Debt	830,303	830,887	834,118	675,206	674,444
Deferred Income Taxes	456,403	456,883	457,827	437,436	421,623
Deferred Gains and Other Liabilities	175,229	145,483	144,441	133,525	115,102
Total liabilities	1,712,228	1,697,910	1,690,805	1,470,991	1,431,897
Equity:
SEACOR Holdings Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	375	374	372	372	370
Additional paid-in capital	1,479,942	1,401,294	1,394,621	1,358,273	1,347,909
Retained earnings	1,127,846	1,106,779	1,095,270	1,086,874	1,056,583
Shares held in treasury, at cost	(1,126,322)	(1,087,101)	(1,088,219)	(1,088,219)	(1,089,061)
Accumulated other comprehensive income (loss), net of tax	225	(929)	(1,192)	(1,809)	(4,243)
	1,482,066	1,420,417	1,400,852	1,355,491	1,311,558
Noncontrolling interests in subsidiaries	101,699	26,708	24,576	25,242	24,878
Total equity	1,583,765	1,447,125	1,425,428	1,380,733	1,336,436
	$3,295,993	$3,145,035	$3,116,233	$2,851,724	$2,768,333

SEACOR HOLDINGS INC. FLEET COUNTS (unaudited)

	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013
Offshore Marine Services
Anchor handling towing supply	18	18	18	18	18
Crew	38	39	42	43	45
Mini-supply	7	8	8	8	8
Standby safety	25	25	25	25	25
Supply	27	26	27	26	26
Towing supply	3	3	3	3	3
Specialty	9	9	12	12	12
Liftboats	15	15	15	15	17
Wind farm utility	35	34	34	33	32
	177	177	184	183	186

Inland River Services
Dry-cargo barges	1,463	1,415	1,405	1,409	1,413
Liquid tank barges	74	74	74	75	75
Deck barges	20	20	20	20	20
Towboats	32	32	32	31	31
Dry-cargo vessel	—	—	1	1	1
	1,589	1,541	1,532	1,536	1,540

Shipping Services (1)
U.S.-flag:
Product tankers	7	7	7	7	7
RORO/deck barges	7	7	7	7	7
Dry-bulk articulated tug-barge	1	1	1	1	1
Harbor tugs	24	24	24	24	24
Ocean liquid tank barges	5	5	5	5	5
Foreign-flag:
Harbor tugs	4	4	4	4	4
Very large gas carriers	3	3	3	3	—
Short-sea container/RORO	7	8	8	7	8
	58	59	59	58	56
______________________

(1)	For each of the periods presented, the Company provided technical management services for two additional vessels.

SEACOR HOLDINGS INC. EXPECTED FLEET DELIVERIES (unaudited)

	2014		2015				2016				2017
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Total
Offshore Marine Services
Crew	1	2	—	1	2	2	1	—	—	—	—	—	9
Supply(1)	1	—	—	1	—	—	—	—	—	—	—	—	2
Wind farm utility	—	1	—	1	—	—	—	—	—	—	—	—	2

Inland River Services
Liquid tank barges	—	1	1	—	—	—	—	—	—	—	—	—	2
Towboats	—	2	1	1	—	—	—	—	—	—	—	—	4

Shipping Services
U.S.-flag product tankers	—	—	—	—	—	—	—	1	—	1	1	—	3
U.S.-flag articulated tug-barge	—	—	—	—	—	—	—	—	1	—	—	—	1
______________________

(1)	To be sold to SEACOR OSV Partners I LP, a 50% or less owned company, upon delivery.

SEACOR HOLDINGS INC. OFFSHORE MARINE SERVICES TIME CHARTER OPERATING DATA (unaudited)

	Three Months Ended
	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013
Rates Per Day Worked:
Anchor handling towing supply	$25,796	$24,841	$26,773	$29,008	$23,635
Crew	9,222	8,664	8,627	8,553	7,719
Mini-supply	6,627	7,148	7,805	8,048	7,721
Standby safety	10,932	10,679	10,584	9,922	9,621
Supply	16,948	17,156	16,906	17,541	16,864
Towing supply	9,339	10,128	8,744	10,970	9,156
Specialty	26,860	19,200	31,856	37,121	24,822
Liftboats	23,017	22,219	26,072	25,001	22,062
Overall Average Rates Per Day Worked (excluding wind farm utility)	15,470	14,324	15,355	15,677	13,588
Wind farm utility	2,553	2,423	2,427	2,315	2,302
Overall Average Rates Per Day Worked	12,259	11,659	12,279	12,454	11,010

Utilization:
Anchor handling towing supply	83%	77%	74%	75%	74%
Crew	75%	81%	84%	88%	90%
Mini-supply	81%	92%	94%	96%	97%
Standby safety	88%	88%	88%	88%	86%
Supply	82%	86%	82%	75%	83%
Towing supply	74%	92%	84%	83%	79%
Specialty	52%	47%	81%	58%	54%
Liftboats	80%	60%	73%	82%	69%
Overall Fleet Utilization (excluding wind farm utility)	80%	80%	82%	83%	82%
Wind farm utility	91%	81%	90%	95%	93%
Overall Fleet Utilization	83%	80%	84%	86%	84%

Available Days:
Anchor handling towing supply	1,547	1,530	1,564	1,564	1,547
Crew	2,533	2,605	2,740	2,844	3,057
Mini-supply	479	540	552	552	565
Standby safety	2,184	2,160	2,208	2,208	2,184
Supply	1,407	1,530	1,564	1,564	1,538
Towing supply	182	180	184	184	182
Specialty	273	270	276	327	364
Liftboats	1,365	1,350	1,380	1,543	1,614
Overall Fleet Available Days (excluding wind farm utility)	9,970	10,165	10,468	10,786	11,051
Wind farm utility	2,912	2,863	2,959	2,978	2,889
Overall Fleet Available Days	12,882	13,028	13,427	13,764	13,940